Exhibit 99.2

Release: March 20, 2019

Canadian Pacific announces filing of Proxy Circular

Calgary, AB – Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) announced today that it has completed the filing of its notice of meeting and management proxy circular for CP’s 2019 annual meeting of shareholders with Canadian and U.S. securities regulators. A copy of the proxy materials is available at investor.cpr.ca

CP’s annual meeting of shareholders will be held at the Royal Canadian Pacific Pavilion at CP’s Ogden Head Office in Calgary, Alberta on Tuesday, May 7, 2019, at 9 a.m. mountain time.

CP’s 2018 annual report and Form 10-K is available at investor.cpr.ca

Shareholders may request a printed copy of the complete 2018 audited financial statements, free of charge, by email to shareholder@cpr.ca or by regular mail to Shareholder Services, Canadian Pacific, 7550 Ogden Dale Road S.E., Calgary, Alberta, T2C 4X9.

About Canadian Pacific

Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts. CP provides North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP. CP-IR

Contacts:

Media

Salem Woodrow

204-934-4255

Alert_MediaRelations@cpr.ca

Investment Community

Maeghan Albiston

403-319-3591

investor@cpr.ca